EXHIBIT 99


               ORIENT-EXPRESS HOTELS LTD. ANNOUNCES APPOINTMENT OF
                   MARTIN O'GRADY AS CHIEF FINANCIAL OFFICER

Hamilton, Bermuda, November 12, 2007. Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), owners or part-owners and managers of 50 luxury hotel, restaurant, tourist train and river cruise properties operating in 25 countries, today announced that Martin O'Grady, 43, has been named the company' s new Chief Financial Officer, effective February 18, 2008.

"We are delighted to welcome Martin to the Orient-Express management team," said Paul White, President and Chief Executive Officer of Orient-Express Hotels Ltd. "He brings a unique blend of experience in the financial sector and in luxury lodging, which will be invaluable as we continue to execute our growth strategy."

Mr. O'Grady will join Orient-Express from European real estate investment management firm Orion Capital Managers, where he has been Chief Financial Officer since January 2006. Mr. O'Grady has overseen all financial and investor reporting, tax, treasury and legal administration of Orion and Orion sponsored funds. Orion, a commercial real estate investment manager on behalf of major investors from around the world, has offices in London, Milan, Munich and Paris.

"I am thrilled to be joining the Orient-Express management team as CFO, and look forward to working with Paul and his team to continue building on the company's valuable brands," said Martin O'Grady. "While I have thoroughly enjoyed my time at Orion Capital Managers, this role at Orient-Express is an opportunity to fulfil my aspiration to work again with a leading hotel group with solid foundations and excellent opportunities for growth."

Prior to joining Orion, Mr. O'Grady was CFO and an executive director of Access, one of Europe's leading self-storage businesses. He joined Access


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from Security Capital European Realty, where he had worked as a Vice President of Finance, after Security Capital invested in Access. Before joining Security Capital, Mr. O'Grady served in senior financial positions for seven years in Hong Kong and Indonesia with Jardine Matheson and Mandarin Oriental Hotel Group. He began his career with PricewaterhouseCoopers, serving as an Audit Manager in the UK and US.

Mr. O'Grady has a BA in Hotel Management from Strathclyde University. He has also completed executive education programs at IMD and Ashridge. He is a Member of the Institute of Chartered Accountants in England & Wales.


Ends